ALLEGIANT TRAVEL COMPANY CLOSES senior Secured notes OFFERING

LAS VEGAS, October 7, 2020 – Allegiant Travel Company (NASDAQ: ALGT) (the “Company,” “we,” “us,” or “our”) today closed its previously announced private offering and issued $150.0 million in aggregate principal amount of its 8.500% Senior Secured Notes due 2024 (the “Notes”). Each of the Company’s subsidiaries guarantee the Notes, other than Sunseeker Resorts, Inc., its subsidiaries and certain other insignificant subsidiaries. The Notes and the related guarantees are secured by security interests in substantially all of the property and assets of the Company and the guarantors of the Notes, excluding aircraft, aircraft engines and certain other assets. The collateral also secures the Company’s outstanding loan under the Credit and Guaranty Agreement, dated as of February 5, 2019, among the Company, as borrower, the Company’s subsidiaries party thereto, as guarantors, the lenders party thereto, and Barclays Bank PLC, as administrative agent, syndication agent and lead arranger (as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time) (the “Term Loan”), on a pari passu basis. The Notes and the related guarantees rank pari passu with the Term Loan, which has an outstanding principal amount of $543 million. Combining the Notes with the balance on the Term Loan which bears a floating interest rate, the Company has approximately $693 million in aggregate principal amount of debt secured by this collateral with a weighted average interest rate of approximately 4.5% at the current time. The Company will use the net proceeds from the sale of the Notes for general corporate purposes.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Notes and the related guarantees were offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

Allegiant.®

Las Vegas-based Allegiant (NASDAQ: ALGT) is an integrated travel company with an airline at its heart, focused on connecting customers with premier leisure experiences - from vacations to hometown family entertainment. Since 1999, the airline has linked travelers in small-to-medium cities to world-class vacation destinations with all-nonstop flights and industry-low average fares. Today, Allegiant's all-Airbus fleet serves communities across the nation, with base airfares less than half the cost of the average domestic roundtrip ticket. For more information, visit us at Allegiant.com. Media information, including photos, is available at http://gofly.us/iiFa303wrtF.

Media Inquiries: mediarelations@allegiantair.com

Investor Inquiries: ir@allegiantair.com

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer to sell or solicitation of an offer to buy, or a sale of, any securities in any jurisdiction in contravention of applicable law.